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                                                                  Exhibit 3.2(a)

                Certificate of Amendment of Shochet Holding Corp.




                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              SHOCHET HOLDING CORP.

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                         Pursuant to Section 241 of the
                       General Corporation Law of Delaware
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         The undersigned sole incorporator of Shochet Holding Corp.
("Corporation"), DOES HEREBY CERTIFY:

         FIRST: The name of the Corporation is Shochet Holding Corp. The name under which the Corporation was originally formed was Shochet Trading.com Inc.

         SECOND: The Corporation has not received any payment for any of its stock.

         THIRD: The Certificate of Incorporation of the Corporation is hereby amended by adding a new Article 10 as follows:

                  "10. In anticipation that the Corporation will cease to be a wholly-owned subsidiary of Research Partners International, Inc. ("RPII") but will continue as a partially-owned subsidiary of RPII and that the Corporation and RPII may engage in the same or similar activities or lines of businesses and have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with RPII (including the service of officers and directors of RPII as officers and directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director's fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article Ten are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve RPII's and its officers and directors and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

                  (a) RPII shall have no duty to refrain from engaging in the same or similar business activities or lines of business as the Corporation, except as it may be agreed in a contract between the Corporation and RPII.

                  (b) RPII and its officers, directors and employees shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any


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                  activities of RPII in competition with the Corporation, except as it may be agreed in a contract between the Corporation and RPII.

                  (c) In the event that RPII acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both RPII and the Corporation, RPII shall have no duty to communicate or offer the corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation or controlling person of a stockholder by reason of the fact that RPII pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or entity, or does not communicate information regarding, or offer, the corporate opportunity to the Corporation, except as it may be agreed in a contract between the Corporation and RPII.

                  (d) Except as it may be agreed in a contract between the Corporation and RPII, in the event that a director or officer of the Corporation who is also a director, officer or employee of RPII acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation and RPII (whether the potential transaction or matter is proposed by a third party or is conceived of by such director, officer or employee of the Corporation), such director, officer or employee shall be entitled to offer such corporate opportunity to the Corporation or RPII as such director, officer or employee deems appropriate under the circumstances in his sole discretion and in accordance with any agreement between the Corporation and RPII, and no such director, officer or employee shall be liable to the Corporation or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Corporation or for deriving an improper personal benefit by reason of the fact that (i) such director, officer or employee offered such corporate opportunity to RPII (rather than the Corporation) or did not communicate information regarding such corporate opportunity to the Corporation or (ii) RPII pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation.

                  (e) Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Ten and the contractual provisions provided for in this Article Ten.

                  (f) For purposes of this Article Ten only, (i) the term "Corporation" shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50 percent or more of the outstanding voting stock, voting power or similar voting interests, and (ii) the term RPII shall mean RPII and all corporations, partnerships, joint ventures, associations and other entities (other than the Corporation, defined in accordance with clause (i) of this paragraph) in which RPII beneficially owns


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                  (directly or indirectly) 50% or more of the outstanding voting stock, voting power or similar voting interests.

                  (g) Notwithstanding anything to the contrary in this Certificate of Incorporation, as amended, the foregoing provisions of this Article Ten will expire on the date that RPII ceases to own beneficially Common Stock of the Corporation and other securities representing at least 10% of the voting authority for the election of the majority of the directors of the Corporation. Neither the alteration, amendment, change or repeal of any provision of this Article Ten nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article Ten shall eliminate or reduce the effect of this Article Ten in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Ten would accrue or arise, prior to such alteration, amendment, repeal or adoption.

                  (h) The provisions of this Article Ten are in addition to the provisions of Articles Six, Seven and Eight of the Corporation's Certificate of Incorporation, as amended.


         FOURTH: The amendment of the certificate of incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of
Section 241 of the General Corporation Law of the State of Delaware, by the sole incorporator, no directors having been named in the certificate of incorporation and no directors having been elected.

         IN WITNESS WHEREOF, the undersigned have signed this Certificate under penalties of perjury that the matters set forth in this Certificate are the acts and deeds of the Corporation and the facts stated herein are true this 24th day of November, 1999.

                                             /s/ Danielle Ghorra
                                             ----------------------------------
                                             Danielle Ghorra, Sole Incorporator


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